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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Lithia Motors, Inc. and Subsidiaries

We consent to incorporation by reference in the registration statements (Nos. 333-45553, 333-43593, 333-69169, 333-69225, 333-80459, 333-39092, 333-61802 and
333-21673) on Form S-8 and the registration statement (No. 333-81424) on Form S-3 of Lithia Motors, Inc. of our report dated February 7, 2002, relating to the consolidated balance sheets of Lithia Motors, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Lithia Motors, Inc.

KPMG LLP

Portland, Oregon,
February 22, 2002